EXHIBIT 5.1
[Jones Day Letterhead]
August 30, 2011
ACI Worldwide, Inc.
120 Broadway, Suite 3350
New York, New York 10271
Re: Registration Statement on Form S-4 Filed by ACI Worldwide, Inc.
Ladies and Gentlemen:
     We have acted as counsel for ACI Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (as amended, the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to 6,549,454 shares (the “Shares”) of common stock, par value $0.005 per share, of the Company (the “Company Common Stock”), or cash for all of the issued and outstanding shares of common stock, par value $0.01 per share, of S1 Corporation, a Delaware corporation (“S1 Corporation”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Exchange Offer and the Registration Statement, will be validly issued, fully paid and nonassessable.
     The opinion set forth above is subject to the following limitations, qualifications and assumptions:
     In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of the Shares); (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”); and (iii) the resolutions authorizing the Company to issue, offer and exchange the Shares will remain in full force and effect at all times at which the Shares are issued, offered or exchanged by the Company.
     As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     The opinion expressed herein is limited to the DGCL, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the Prospectus/Offer to Exchange constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day